Exhibit 99.2

ITEM 9.01	(b) PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheet gives the effect to the acquisition of Aeluros, Inc. (“Aeluros”) by NetLogic Microsystems, Inc. (“NetLogic”) through the merger of a wholly-owned subsidiary of NetLogic with Aeluros effective October 24, 2007. The entire purchase price of $56.4 million was paid in cash by NetLogic. The transaction was accounted for as a business combination, and accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial information, is allocated to the net tangible and intangible assets of Aeluros, based on the estimated fair values as of the completion of the acquisition. Management has estimated the fair value of assets acquired based on the net realizable value attributable to the actual net tangible and intangible assets of Aeluros that existed as of the date of the completion of the acquisition.

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2007 gives effect to the acquisition as if it had occurred on June 30, 2007. The NetLogic unaudited condensed consolidated balance sheet information was derived from its Quarterly Report on Form 10-Q for the three months ended June 30, 2007. The Aeluros unaudited condensed balance sheet was derived from the unaudited balance sheet as of June 30, 2007 included herein.

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 gives effect to the purchase as if it had occurred on January 1, 2006. The NetLogic condensed consolidated statement of operations information for the year ended December 31, 2006 was derived from the consolidated statement of operations included in its Annual Report on 10-K for the year ended December 31, 2006. The NetLogic condensed consolidated statement of operations information for the six months ended June 30, 2007 was derived from its Quarterly Report on Form 10-Q for the three months ended June 30, 2007. The Aeluros unaudited condensed statement of operations was derived from the unaudited statements of operations of Aeluros for the six months ended June 30, 2007 and the year ended December 31, 2006 included herein.

The unaudited pro forma condensed combined consolidated financial information has been prepared by NetLogic’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or the results of operations in future periods or the results that actually would have been realized had NetLogic and Aeluros been a combined company during the specified periods. The pro forma adjustments are based upon assumptions that NetLogic management believes are reasonable. The pro forma adjustments are preliminary and are based on the information available at the time of the preparation of the unaudited pro forma condensed combined consolidated financial statements. The pro forma adjustments are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of actual transaction costs. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of NetLogic included in its Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the six months ended June 30, 2007 filed with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(in thousands)

	Historical		Pro Forma Adjustments (Note 2)		Pro Forma Combined June 30, 2007
	NetLogic at June 30, 2007	Aeluros at June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$73,717	$4,503	$(56,402	)(a)	$21,818
Short-term investments	30,982	—	—		30,982
Accounts receivable, net	7,924	1,251	—		9,175
Inventory	9,770	110	192	(b)	10,072
Prepaid expenses and other current assets	1,881	376	(134	)(c)	11,937
			970	(c)
			8,844	(l)

Total current assets	124,274	6,240	(46,530)		83,984
Property and equipment, net	6,456	1,216	(805	)(e)	6,867
Intangible assets, net	4,713	—	40,170	(c)	44,883
Goodwill	37,069	—	19,387	(d)	56,456
Other assets	108	—	—		108

Total assets	$172,620	$7,456	$12,222		$192,298

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,908	$551	—		$5,459
Accrued liabilities	7,681	299	2,739	(f)	10,719
Deferred income	208	1,005	—		1,213
Software license and other obligations, current	2,083	1,155	—		3,238

Total current liabilities	14,880	3,010	2,739		20,629
Software license and other obligations, long-term	—	510	(510	)(f)	—
Other liabilities	275	—	15,539	(l)	15,184

Total liabilities	15,155	3,520	17,768		36,443

Redeemable convertible preferred stock	—	28,089	(28,089	)(g)	—
Stockholders’ equity (deficit):
Common stock and additional paid-in-capital	235,703	426	(426	)(g)	235,703
Deferred stock-based compensation	(42)	—	—		(42)
Accumulated other comprehensive income	(18)	—	—		(18)
Accumulated deficit	(78,178)	(24,579)	24,579	(g)	(79,788)
			(1,610	)(h)

Total stockholders’ equity (deficit)	157,465	(24,153)	22,543		155,855

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$172,620	$7,456	$12,222		$192,298

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Historical		Pro Forma Adjustments (Note 2)		Pro Forma Combined Year Ended December 31, 2006
	NetLogic Year Ended December 31, 2006	Aeluros Year Ended December 31, 2006
Revenue	$96,806	$7,446	$—		$104,252
Cost of revenue	36,762	796	8,778	(i)	46,336

Gross profit	60,044	6,650	(8,778)		57,916

Operating expenses:
Research and development	36,578	6,375	399	(e)	47,813
			4,461	(j)
In-process research and development	10,700	—	—		10,700
Selling, general and administrative	15,455	1,337	1,380	(i)	19,220
			1,048	(j)

Total operating expenses	62,733	7,712	7,288		77,733

Income (loss) from operations	(2,689)	(1,062)	(16,066)		(19,817)
Interest and other income (expense), net	3,740	(111)	(2,708	)(k)	921

Income (loss) before income taxes	1,051	(1,173)	(18,774)		(18,896)
Provision (benefit) for income taxes	459	—	(4,139	)(l)	(3,680)

Net income (loss)	$592	$(1,173)	$(14,635)		$(15,216)

Net income (loss) per share - Basic	$0.03				$(0.77)

Net income (loss) per share - Diluted	$0.03				$(0.77)

Shares used in calculation - Basic	19,758				19,758

Shares used in calculation - Diluted	21,107				19,758

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Historical		Pro Forma Adjustments (Note 2)		Pro Forma Combined Six Months Ended June 30, 2007
	NetLogic Six Months Ended June 30, 2007	Aeluros Six Months Ended June 30, 2007
Revenue	$49,246	$3,299	$—		$52,545
Cost of revenue	18,100	771	4,389	(i)	23,260

Gross profit	31,146	2,528	(4,389)		29,285

Operating expenses:
Research and development	20,934	4,001	463	(e)	27,619
			2,221	(j)
Selling, general and administrative	8,521	826	690	(i)	10,558
			521	(j)

Total operating expenses	29,455	4,827	3,895		38,177

Income (loss) from operations	1,691	(2,299)	(8,284)		(8,892)
Interest and other income (expense), net	2,462	33	(1,478	)(k)	1,017

Income (loss) before income taxes	4,153	(2,266)	(9,762)		(7,875)
Provision (benefit) for income taxes	178	—	(2,070)		(1,892)

Net income (loss)	$3,975	$(2,266)	$(7,692	)(e)	$(5,983)

Net income (loss) per share - Basic	$0.19				$(0.29)

Net income (loss) per share - Diluted	$0.18				$(0.29)

Shares used in calculation - Basic	20,548				20,548

Shares used in calculation - Diluted	21,628				20,548

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

1. Purchase price allocation

On October 24, 2007, NetLogic completed the acquisition of Aeluros and paid approximately $56.4 million in cash in exchange for all of the outstanding equity securities of Aeluros. In addition, under the terms of the Merger Agreement, NetLogic may be obligated to pay up to an additional $20 million cash upon the attainment of certain revenue milestones for the acquired business over the one year period following the close of the transaction. If owed, such additional payment is likely to be paid in the first quarter of 2009 and will be added to the amount of goodwill calculated below.

The purchase price of Aeluros of $57.1 million was determined as follows (in thousands):

Cash	$56,402
Estimated direct transaction costs	697

Total estimated purchase price	$57,099

Under the purchase method of accounting, the total purchase price was allocated to net tangible and intangible assets acquired based on their estimated fair values as of June 30, 2007 (the date of the pro forma balance sheet) as follows (in thousands). The purchase price allocation as of the acquisition date will be different due to changes in the working capital components between the pro forma balance sheet date and the acquisition date. Goodwill as of the acquisition date is estimated to be approximately $19 million.

Net tangible assets	$1,657
Deferred tax asset	8,844
Deferred tax liability	(15,539)
Identifiable intangible assets :
Developed technology	27,680
Patents and core technology	5,590
Customer relationship	6,900
Backlog	970
In-process research and development	1,610
Goodwill	19,387

Total estimated purchase price	$57,099

Developed technology consisted of products which have reached technological feasibility and shipped in volume to customers. The value of the developed technology was determined by discounting estimated net future cash flows of the products. NetLogic will amortize the existing technology for the chip technology on a straight-line basis over average estimated lives of 4 to 5 years.

Patents and core technology represent a combination of processes, patents and trade secrets developed though years of experience in design and development of the products. The value of the patents and core technology was determined by estimating a benefit from owning the intangible asset rather than paying a royalty to a third party for the use of the asset. NetLogic will amortize the core technology on a straight-line basis over an average estimated life of 5 years.

Customer relationships relate to our ability to sell existing, in process and future versions of its products to the existing customers of Aeluros. The value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. NetLogic intends to amortize customer relationships on a straight-line basis over an estimated life of 5 years.

The backlog intangible asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the cost savings approach. NetLogic expects these orders to be delivered and billed within six months, over which the asset is amortized.

Of the total estimated purchase price, approximately $1.6 million has been allocated to in-process research and development (“IPRD”) based upon management’s estimate of the fair values of assets acquired and was charged to expense in the three months ended December 31, 2007. NetLogic is currently developing new products that qualify as IPRD. Projects that qualify as IPRD represent those that have not reached technological feasibility and which have no alternative use and therefore were written-off immediately.

The value assigned to IPRD was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The fair values of IPRD were determined using the income approach, which discounts expected future cash flows to present value. The discount rate of 24% used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks related to the product’s development and success as well as the product’s stage of completion. At the time of the acquisition, NetLogic estimated that the aggregate costs to complete the projects would be $0.3 million. The projects are in process and expected to be completed in the first half of 2008.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

Of the total estimated purchase price paid at the time of the acquisition, approximately $19.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquisition of an assembled workforce of experienced semiconductor engineers. NetLogic expects these experienced engineers to provide the capability of developing and integrating advanced interface technology into its next generation products. In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, NetLogic will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2. Pro forma adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to record payment of $56.4 million in cash in connection with the transaction.

(b)	Adjustment to record acquired inventory at fair value, less estimated selling costs and cost to complete the production of inventory.

(c)	Adjustment to record the fair value of Aeluros’ identifiable intangible assets.

(d)	Adjustment to record goodwill in connection with the transaction. The pro forma adjustment amount for goodwill is different from the actual amount recorded by NetLogic on October 24, 2007 (see Note 1) due to changes in the working capital components between the pro forma balance sheet date of June 30, 2007 and the acquisition date. Goodwill as of the acquisition date is estimated to be approximately $19 million.

(e)	Adjustment to write off unusable assets and to adjust for the difference in fixed asset capitalization policy.

(f)	Adjustment to accrue estimated direct transaction costs and the remaining non-cancellable license fee commitments for software licenses.

(g)	Adjustment to eliminate Aeluros’ equity.

(h)	Adjustment to record the effect of the write-off of the IPRD. This adjustment is a non-recurring charge and therefore has been reflected in the pro forma balance sheet only.

(i)	Adjustment to record amortization of Aeluros intangible assets acquired.

(j)	Adjustment to record the difference in stock-based compensation expense due to granting of additional stock-based compensation to Aeluros employees by NetLogic.

(k)	Adjustment to reduce interest income as a result of cash paid in connection with the transaction.

(l)	Adjustment to record deferred tax assets related primarily to Aeluros’ net operating loss carryforward and to record deferred tax liability related to identifiable intangible assets. The adjustment in pro forma statement of operations represents tax benefit associated with the amortization of identified intangible assets.